FOR IMMEDIATE RELEASE	NR08-09

DYNEGY CEO DISCUSSES PAST-YEAR ACCOMPLISHMENTS, MAJOR INDUSTRY TRENDS AT ANNUAL MEETING OF STOCKHOLDERS

HOUSTON (May 14, 2008) – At today’s annual meeting of stockholders, Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. (NYSE: DYN), reviewed the accomplishments of the past year, discussed the company’s operational focus and noted major trends in the power generation sector.

Highlights for 2007 included the completion of a growth initiative that added 10 power plants and expanded and diversified the company’s operations. Another 2007 highlight related to financings that resulted in a strong and flexible capital structure with no significant debt maturities until 2011.

“Our focus in 2008 is to build on last year’s progress by operating reliably and safely to produce economic electricity to serve our markets, while maximizing commercial opportunities around our diverse power generation fleet,” Williamson said. “We believe this is a solid strategy for creating value for investors in a market characterized by the convergences of several major trends, including the global demand for energy, increasing barriers to entry that limit new supply and a continued tightening of supply and demand.”

The company also announced the results of two proposals voted on by stockholders at the annual meeting:

Proposal 1: Election of Directors

Stockholders approved the election of board of director nominees – eight Class A common stock directors and three Class B common stock directors – to serve until next year’s annual meeting of stockholders.

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Annual Stockholder Results

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Proposal 2: Ratification of Independent Registered Public Accountants

In addition, stockholders ratified the selection of Ernst & Young LLP as Dynegy’s independent auditors for 2008.

For more information on the proposals considered at the meeting, refer to the company’s Proxy Statement, which can be downloaded from the “Investor Relations” section of the company’s web site, www.dynegy.com.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 19,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements related to: Dynegy’s positioning for the future; any and all trends observed and the potential opportunities discussed in relation to those; any statements regarding financial performance; and increases in the value of assets and Dynegy’s power generation enterprise due to the regulatory environment, potential changes, trends or developments thereto. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that the global demand for energy may slow or decrease due to a number of factors including economic changes; regulatory, political and legal constructs that have created barriers to entry may be reduced or changed which would result in barriers to entry being lowered and may encourage new construction of competing power generation assets, or may otherwise undermine the value of existing assets and the inherent value of the Dynegy power generation enterprise. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended March 31, 2008, all of which are available free of charge on the SEC’s web site at www.sec.gov.